UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 26, 2003

Luby's, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-8308	74-1335253

(Commission File Number)	(IRS Employer Identification Number)

2211 Northeast Loop 410 San Antonio, Texas 78217

(Address of principal executive offices, including zip code)

(210) 654-9000	www.lubys.com

(Registrant's telephone number, including area code, and Website)

(Former name, former address and former fiscal year, if changed since last report)

Item 5.

As previously reported in the last two Quarterly Reports on Form 10-Q filed by Luby's, Inc. (the "Company"), in fiscal 1999, the Company guaranteed loans of approximately $1.9 million related to open-market purchases of Company stock by various officers of the Company pursuant to the terms of a shareholder-approved plan.  Under the officer loan program, shares were purchased with funding obtained from JPMorgan Chase Bank, one of the four members of the bank group that participate in the Company's credit facility.  These officer loan notes require the note holders to pay interest annually and to pay the entire principal balance of their notes at the scheduled maturity dates of the respective notes, which occur during the first three months of calendar 2004.  As of June 26, 2003, the notes had an outstanding balance of approximately $1.6 million.

The Company previously received written notice from JPMorgan Chase Bank that the underlying guarantee on these loans includes a cross-default provision; consequently, in the opinion of JPMorgan Chase Bank, the January 31, 2003, default in the Company's senior credit facility led to a default in the officer loans.  While JPMorgan Chase Bank previously requested the Company repurchase the notes, the lender has now made formal written demand that the Company pay approximately $1.6 million, including interest, on the officer notes by June 30, 2003.  JPMorgan Chase Bank has also notified the Company that if it does not pay these amounts by June 30, 2003, it will pursue all rights and remedies available to it to collect these amounts and compel performance by the Company of the note purchase obligation.

The Company has engaged legal counsel to advise it in responding to the demands by JPMorgan Chase Bank.  The Company continues to work with the four members of its senior bank group (of which JPMorgan Chase Bank is a member) to resolve the defaults under all of the Company's indebtedness.

If the Company purchases the loans from JPMorgan Chase Bank, it would become holder of the notes, record the receivables, and pursue the note holders for collection.  The purchased Company stock has been and can be used by borrowers to satisfy a portion of their loan obligation.  As of June 26, 2003, based on the market price on that day, approximately $205,000, or 12.7% of the note balances, could have been covered by stock, while approximately $1.4 million, or 87.3%, would remain outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUBY'S, INC.
(Registrant)

Date: June 27, 2003	By:	/s/Christopher J. Pappas

Christopher J. Pappas
President and
Chief Executive Officer